COMPUDYNE CORPORATION






                              120 Union Street
                              Willimantic, CT 06226
                              (860) 456-4187


                                    April 18, 1997


Dear CompuDyne Shareholders:

The following pages contain the formal notice of the 1997 Annual Meeting and the Proxy Statement. Please be sure to complete, date, sign and return the enclosed proxy card promptly to ensure that your shares will be voted.

Enclosed is CompuDyne's Annual Report for the year ended December 31, 1996. This report describes in detail the Corporation's operations and results for the past year.

You are invited to attend CompuDyne's Annual Meeting to be held on Wednesday, May 21, 1997 at 2:30 p.m. at CompuDyne's wholly owned subsidiary, Quanta SecurSystems, Inc., 7255 Standard Drive, Hanover, Maryland 21076.

                             Sincerely,



                             /s/ Martin A. Roenigk
                             ---------------------
                             Martin A. Roenigk
                             Chairman















                           COMPUDYNE CORPORATION
                           ---------------------

                Notice of 1997 Annual Meeting of Shareholders
                   to be held on Wednesday, May 21, 1997




The 1997 Annual Meeting of Shareholders of CompuDyne Corporation (the "Corporation") will be held on Wednesday, May 21, 1997, at 2:30 p.m. (E.S.T.) at the Corporation's wholly-owned subsidiary, Quanta
SecurSystems, Inc., 7255 Standard Drive, Hanover, Maryland 21076 for the following purposes:

1. To elect two directors to serve until the 2000 Annual Meeting of Shareholders;

2. To ratify the appointment by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1997; and

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 25, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. The stock transfer books will not be closed.

The accompanying proxy is solicited by the Board of Directors of CompuDyne Corporation. Reference is made to the following proxy statement for further information relating to the business to be transacted at the meeting. The Board of Directors urges you to execute and return promptly the enclosed proxy. You are, of course, cordially invited to attend the meeting and to personally vote your shares.

                              By Order of the Board of Directors


                              /s/ Diane W. Burns
                              ------------------
                              Diane W. Burns
April 18, 1997                Secretary




-------------------------------------------------------------------------
                                  IMPORTANT

To assure your representation at the meeting, please date and execute the enclosed Proxy in accord with the instructions contained therein and return immediately. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose.
-------------------------------------------------------------------------



                            COMPUDYNE CORPORATION
                               120 Union Street
                            Willimantic, CT 06226

                                  ---------

                               PROXY STATEMENT

                                  ---------

                     1997 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to shareholders by the Board of Directors of CompuDyne Corporation, a Nevada corporation ("CompuDyne" or the "Corporation"), in connection with the solicitation of proxies for use at the 1997 Annual Meeting of Shareholders of the Corporation to be held on Wednesday, May 21, 1997 at 2:30 p.m. (E.D.T.) at the Corporation's wholly-owned subsidiary, Quanta SecurSystems, Inc., 7255 Standard Drive, Hanover, Maryland 21076. The approximate date on which this Proxy Statement and the enclosed form of proxy are first to be sent to shareholders is April 18, 1997.

                          SOLICITATION OF PROXIES
                          -----------------------

The expenses of the solicitation of the proxies for the meeting, including the cost of preparing, assembling and mailing the notice and Proxy Statement, proxy and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries in forwarding such documents to beneficial owners, will be paid by the Corporation. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers or regular employees of the Corporation.

The enclosed proxy is revocable at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Corporation a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the meeting in person and so requests.

               OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
               -----------------------------------------------

The Board of Directors has fixed March 25, 1997 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the meeting. On the Record Date, there were 2,847,416 shares of Common Stock, par value $.75 per share ("Common Stock"), of the Corporation outstanding and eligible to vote and 1,260,460 shares of Convertible Preference Stock, Series D ("Series D Preference Stock") outstanding and eligible to vote on all corporate issues.

A majority of the issued and outstanding shares entitled to vote will constitute a quorum for the purpose of conducting the meeting.
Abstentions and broker nonvotes are counted as present in determining whether the quorum requirement is satisfied.

The holders of Common Stock and Series D Preference Stock of record at the close of business on March 25, 1997 will be entitled to vote on all matters presented at the meeting. Common Stock shareholders will be entitled to one vote for each share of Common Stock held. Series D Preference Stock shareholders will also be entitled to one vote for each share of Series D Preference Stock held. Except as otherwise required by law, in connection with all matters to be voted upon by the Corporation's shareholders, all holders of Common Stock and Series D Preference Stock vote together as a single class. There will be no cumulative voting for the election of directors. A plurality of the votes cast by all shareholders entitled to vote thereon is required to elect directors (Proposal No. 1) The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to ratify the appointment by the Board of Directors of the independent auditors (Proposal No. 2) and to act upon any other matter as may properly come before the meeting or any adjournment thereof. Abstentions and broker nonvotes will not be included in the vote total in the election of directors and will have no effect on the outcome of the vote. An abstention from voting will have the practical effect of voting against any of the other matters since it is one less vote for approval.


                  ELECTION OF DIRECTORS (Proposal No. 1)
                  --------------------------------------

Pursuant to the By-laws of the Corporation, the Board of Directors, by resolution, fixed the number of directorships at five. In March 1997, the Board of Directors, pursuant to the By-laws, increased the number of directorships to six. The directors are divided into three classes, each class serving for a term of three years. To the extent practical, one-third of the members of the Board of Directors are elected by the shareholders annually. Mr. Miles P. Jennings, Jr. was nominated by the Board of Directors on March 5, 1997 to fill the newly created directorship for a term of three years expiring at the 2000 Annual Meeting with shareholder approval at the 1997 Annual Meeting. Mr. Millard H. Pryor, Jr. was elected at the 1994 Annual Meeting of Shareholders and is a nominee to serve as a director until the 2000 Annual Meeting of Shareholders with shareholder approval at the 1997 Annual Meeting.

The Board recommends that shareholders elect nominees, Millard H. Pryor, Jr. and Miles P. Jennings, Jr. to serve as directors of the Corporation for a term of three years until the 2000 Annual Meeting of Shareholders and until their successor is elected and qualified.

Unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of Millard H. Pryor, Jr. and Miles P. Jennings, Jr., who management believes is willing and available to serve the Corporation in such capacities. There is no family relationship between Mr. Pryor, Mr. Jennings and any director or executive officer of the Corporation.

Information with respect to each person nominated for election as a director and each other person who will continue as a director after the meeting follows.


Age, Principal Occupation or Position,                       Year First
Directorships of Other Publicly Owned Corporations        Elected Director
--------------------------------------------------        --------------

NOMINEES FOR TERM OF OFFICE TO EXPIRE IN 2000:


Miles P. Jennings, Jr., 52

Mr. Jennings is a Vice President-Investments of Advest, Inc., a brokerage firm, and has served in such capacity since May 1996. Prior to that time he was Vice President-Investments of Prudential Securities, Inc. (investment brokerage) from September 1992 until May 1996. From April 1989 to September 1992 he was Vice President-Investments of Kidder, Peabody & Co., Inc. (investment brokerage) .


Millard H. Pryor, Jr., 64(1)(2)(3)                             1985

Mr. Pryor is a Managing Director of Pryor & Clark Company, an investment holding company, and has served in such capacity since June 1993. From October 1985 until his resignation in June 1993, he served as Vice
Chairman of the Board of Directors of CompuDyne.   He also served as
Treasurer of CompuDyne from June 1991 until his resignation in June 1992. From June 1988 until his resignation in June 1993 he served as Chairman and, until his resignation in June 1992, Chief Executive Officer of Corcap, Inc. (a holding company) ("Corcap"). He presently serves as a Corcap director. He also serves as a director of The Hartford Funds (financial services), Pacific Scientific Company (manufacturing) and Infodata Systems Inc. (computer software).


DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 1999:

David W. Clark, Jr.,  59 (2)(3)                                1985

Mr. Clark is a Managing Director of Pryor & Clark Company, an investment holding company, and has served in such capacity since June 1993. From October 1985 until his resignation in June 1993, he served as Chairman of the Board of Directors of CompuDyne. From May 1989 until his resignation in June 1992, Mr. Clark served as President and Chief Executive Officer of CompuDyne. Until June 1992, he was the President, Chief Operating Officer and Treasurer of Corcap. He presently serves as a Corcap director. He also serves as a director of Acme United Corporation (manufacturing), Checkpoint Systems, Inc. (manufacturing) and SS&C Technologies Corp. (software development).


Philip M. Blackmon,  49                                         1995

Mr. Blackmon was appointed Executive Vice President and Director of CompuDyne in January 1995. Mr. Blackmon has been employed by Quanta Systems Corporation ("Quanta"), a subsidiary of CompuDyne, for over five years, having served as its President since 1992 and its Vice President since 1987.


DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 1998:

Martin A. Roenigk, 54 (1)                                       1995

Mr. Roenigk was elected Chairman of the Board of Directors, President and Chief Executive Officer of CompuDyne in August 1995. He has also served as a Director of Corcap since August 1995. Since January 1994, he has served as President of MicroAssembly Systems, Inc., a manufacturer of proprietary automated fastening systems, now a wholly-owned subsidiary of CompuDyne. He served as a Vice President of Travelers Corporation (financial services) until December 1993.


Alan Markowitz, 46  (1)(2)(3)                                  1996

Mr. Markowitz is President of Paragon Financial Services (financial services) since 1990. From 1978 to 1990 he was Chairman and CEO of the Travelers Mortgage Services (financial services).

-------------------------
(1)  Member of the Executive Committee of the Board of Directors.
(2)  Member of the Audit Committee of the Board of Directors.
(3) Member of the Compensation and Stock Option Committee of the Board of Directors.

Since August 1995, Messrs. Pryor, Roenigk and Markowitz have served as the Executive Committee of the Board of Directors which Committee, with certain exceptions, has the powers exercisable by the Board of Directors when it is not in session. Messrs. Pryor, Clark and Markowitz have served as the Audit Committee of the Board of Directors which Committee has the responsibility to review the overall control systems of the Corporation, to advise the Board of Directors with respect to the engagement of independent auditors who are to audit the books and records of the Corporation and to approve the scope of any audit to be conducted.
Messrs. Pryor, Clark and Markowitz have served as the Compensation and Stock Option Committee of the Board of Directors which Committee has the authority to determine the compensation of officers of the Corporation and to grant restricted stock awards, stock options and stock bonus awards to the employees of the Corporation. The Board of Directors does not have a standing nominating committee.

During 1996, the Board of Directors held three regular meetings, one telephonic meeting and acted by the unanimous written consent of its members on eight occasions. No meetings were held by the Executive Committee, but such Committee acted by the unanimous written consent of its members on three occasions, and the Audit Committee held one meeting. All directors of the Corporation attended at least 75% of the meetings of the Board of Directors.

On February 2, 1996, the Board of Directors adopted the 1996 Stock Option Plan for Non-Employee Directors ("Director Plan") (see "Option Grants in the Last Fiscal Year"), subject to shareholder approval which was granted at the 1996 Annual Meeting of Shareholders. The purpose of the Director Plan is to promote the interests of CompuDyne and its shareholders by encouraging Non-Employee Directors of the Corporation to have a direct and personal stake in the performance of the Corporation's Common Stock.
Under the Director Plan each Non-Employee Director of the Corporation will be granted an option to purchase 350 shares of CompuDyne Common Stock for each Board of Directors meeting attended. The grant of options is in lieu of any other cash paid to the directors. The directors will continue to be reimbursed for reasonable expenses incurred for attending the meeting.


EXECUTIVE OFFICERS
------------------

The following table sets forth information with respect to each executive officer of the Corporation who were serving during 1997. Mr. Roenigk was elected Chairman of the Board of Directors, Chief Executive Officer and President of CompuDyne in August 1995. Mr. Blackmon was appointed Executive Vice President of the Corporation in January 1995. Mr. Robison was appointed President of Quanta SecurSystems, Inc., a wholly owned subsidiary of CompuDyne ("SecurSystems"), in July 1996. Mr. Rock was appointed Chief Financial Officer of CompuDyne and Chief Financial
Officer and Secretary of SecurSystems in July 1996.


Name and Age             Office                         Business Experience
---------------------   ---------------------        -------------------
Martin A. Roenigk, 53   Chairman, President,          See previous table.
                        Chief Executive Officer
                         of CompuDyne
                        Chairman of Quanta &
                         SecurSystems
                        President of MicroAssembly
                         Systems, Inc.

Philip M. Blackmon, 48  Executive Vice President     See previous table
                         of CompuDyne
                        President of Quanta

J. Kevin Robison, 46    President of SecurSystems           (1)

William C. Rock, 48     Chief Financial Officer of          (2)
                         CompuDyne
                        Chief Financial Officer &
                         Secretary of SecurSystems

(1) Prior to being appointed President of SecurSystems, Mr. Robison served as President of Shorrock Electronic Systems, Inc. (now
SecurSystems), since May 1990.

(2) Prior to being appointed Chief Financial Officer of CompuDyne, Mr. Rock served as Chief Financial Officer and Secretary of Shorrock
Electronic Systems, Inc. (now SecurSystems), since April 1992.


EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS WITH MANAGEMENT
-------------------------------------------------------------

The following table sets forth the total annual compensation of the Corporation's Chairman, President and Chief Executive Officer and its executive officers whose salary and bonuses exceeded $100,000 in 1996 ("named executive officers"):


                             SUMMARY COMPENSATION TABLE
                             --------------------------

                                                Long-Term Compensation
                                                ----------------------
                               Annual
                            Compensation         Awards             Payouts
                            ------------- ----------------------  ----------
                                           Restricted  Securities
                                             Stock    Underlying   All Other
     Name and                Salary  Bonus   Awards   Options/  Compensation
Principal Position     Year   ($)   ($)(1)  ($)(2)   SARs(#)(3)    ($) (4)
---------------------  ----  ------- ------- ------- ---------- --------

Martin A. Roenigk (5)  1996   79,698  25,000      0          0       1,933
Chairman, President    1995   19,054  25,000      0    200,000           0
 & CEO
Philip M. Blackmon(6)  1996   99,973  25,000      0          0       3,030
Executive Vice Presi-  1995   98,880   8,345 16,656          0       2,662
dent; President -      1994   85,000  25,000      0          0       1,700
Quanta
J. Kevin Robison(7)    1996  116,273       0      0     40,000       2,907
 President - Secur-
 Systems

(1) Bonuses of $25,000 and $25,000, were awarded in March 1997 for services rendered in 1996 to Messrs. Roenigk and Blackmon, respectively, by the Compensation and Stock Option Committee of the Board of Directors of CompuDyne for services rendered in 1996. The Committee also awarded bonuses of $25,000 and $25,000 to Messrs. Roenigk and Blackmon, respectively, in March 1996 for services rendered in 1995. Mr. Blackmon also received a bonus of $25,000 on December 14, 1995 in connection with a restricted stock award (see Note 2 below) for services rendered in 1994. Mr. Blackmon's 1995 bonus was in the form of part cash, $8,345, and part Restricted Stock Award, 10,250 shares of CompuDyne Common Stock (see Note 2 below). As of March 31, 1997, 100% of the 1996, 1995 and 1994 bonuses had been paid.

(2) On November 12, 1992, the CompuDyne Board of Directors authorized the sale of 100,000 shares of CompuDyne Common Stock to Philip M. Blackmon at a price of $.40 per share, the fair market value at such time. Under a Stock Purchase Agreement, dated August 1, 1993, entered into pursuant to such authorization, Mr. Blackmon purchased 25% of such shares on each of August 1, 1993, 1994, 1995 and 1996 at $.40 per share by giving CompuDyne five-year non-recourse promissory notes in the amount of $10,000, collateralized by the stock and bearing interest at 2% per annum over the rate designated by the First National Bank of Maryland as its prime commercial rate. The fair market value of the 25,000 shares issued to Mr. Blackmon on each of August 1, 1993, 1994, 1995 and 1996 was $28,125, $46,875, $46,875 and $31,250, respectively, based on the median of the high and low bids of CompuDyne Common Stock as reported on the OTC Bulletin Board on each respective date. At December 31, 1996, the value of the 100,000 shares sold to Mr. Blackmon was $125,000, based upon the median of the high and low bids of CompuDyne Common Stock as reported on the OTC Bulletin Board.

On December 14, 1995, Mr. Blackmon was awarded a Restricted Stock Award in accordance with the terms and conditions as set forth in a Restricted Stock Award Agreement under the CompuDyne Corporation 1986 Incentive Compensation Plan Benefit Plan under which Mr. Blackmon received 10,250 shares of CompuDyne Common Stock at a fair market value on the date of grant of $1.625 per share, or an aggregate fair market value of $16,656 on date of grant and aggregate fair market value of $12,813 at December 31, 1996. Mr. Blackmon, as the holder of shares issued under the Stock Purchase Agreement and Restricted Stock Award Agreement, is entitled to vote and to receive any dividends paid on the CompuDyne Common Stock. The Board of Directors, however, does not intend to declare any dividends in the foreseeable future.

(3) Mr. Roenigk was issued a Non-Qualified Stock Option to purchase up to 200,000 shares of the Corporation's Common Stock for $1.50 per share in accordance with the terms and conditions set forth in a Non-Qualified Stock Option Agreement dated August 21, 1995. Such options are immediately exercisable and shall expire on August 21, 2005. In July 1996, Mr. Robison was awarded a non-qualified option to purchase up to 40,000 shares of the Corporation's Common Stock for $1.625 per share in accordance with the terms and conditions of the Corporation's 1996 Stock Incentive Compensation Plan for Employees. Such options will be fully exercisable in 2000 and shall expire on July 10, 2006.

(4) Includes matching contributions made by CompuDyne in CompuDyne's 401(k) retirement savings plan. CompuDyne matches dollar for dollar contributions up to 2.5% of each employee's annual compensation. In 1996, 1995 and 1994, contributions of $1,933, $0 and $0, respectively, were made for Mr. Roenigk and $3,030, $2,662 and $1,700, respectively, were made for Mr. Blackmon. In 1996 a contribution of $2907 was made for Mr. Robison.

(5) Mr. Roenigk was elected Chairman of the Board, President and Chief Executive Officer of CompuDyne on August 21, 1995.

(6) Mr. Blackmon was elected Executive Vice President of CompuDyne in January 1995.

(7) Mr. Robison was elected President of SecurSystems in July 1996. SecurSystems was acquired by CompuDyne in July 1996. Prior to the acquisition it was named Shorrock Electronic Systems ("Shorrock"). All compensation reported in the table for Mr. Robison reflect monies paid by Shorrock and CompuDyne for the 12-month period ended December 1996. CompuDyne's portion of the salary paid from July 1996 through December 1996 was $58,137 and the 401-(k) contribution was $1,453.



                             OPTION GRANTS IN LAST FISCAL YEAR
                             ---------------------------------

                                  Individual Grants (1)

                      Number of
                      Securities     % of Total
                      Underlying   Options Granted   Exercise or
                       Options     To Employees in   Base Price  Expiration
      Name             Granted (#)       1996         ($/Share)     Date
--------------------  ------------ ---------------   ----------- -------
J. Kevin Robison (1)     40,000          29.2%        $1.625      7/10/2006


(1) On July 11, 1996 the Compensation and Stock Option Committee awarded a Non-Qualified Stock Option for 40,000 shares of CompuDyne Common Stock to Mr. Robison under the 1996 Stock Incentive Compensation Plan for Employees at an exercise price of $1.625 (100% of the fair market value of such shares at the date of grant). Such options first become exercisable on the first anniversary of the grant date, with 25% of the underlying shares becoming exercisable at that time, an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting on the fourth anniversary date.












                             FISCAL YEAR-END OPTION VALUES
                             -----------------------------

                              Number of
                        Securities Underlying      Value of Unexercised
                          Unexercised Options      In-The-Money Options
                       At December 31, 1996 (#)  At December 31, 1996 ($)
     Name             Exercisable/Unexercisable  Exercisable/Unexercisable
------------------    -------------------------  -----------------------
Martin A. Roenigk             200,000/0                 $0/$0(1)
J. Kevin Robison               0/40,000                 $0/$0(2)

(1) The difference between the exercise price of the options ($1.50 per share) and the fair market value of CompuDyne Common Stock at December 31, 1996 ($1.25 per share) based upon the median of the high and low bids of CompuDyne Common Stock as reported on the OTC Bulletin Board.

(2) The difference between the exercise price of the options ($1.625 per share) and the fair market value of CompuDyne Common Stock at December 31, 1996 ($1.25 per share) based upon the median of the high and low bids of CompuDyne Common Stock as reported on the OTC Bulletin Board.


OWNERSHIP OF COMMON AND PREFERRED STOCK
---------------------------------------

As of March 25, 1997, there were 2,847,416 shares of CompuDyne Common Stock and 1,260,460 shares of Convertible Preference Stock, Series D ("Series D Preference Stock") issued and outstanding.

The following table sets forth, as of March 25, 1997 the amount and nature of the beneficial ownership of Common Stock and Series D Preference Stock of CompuDyne by each person who is known by CompuDyne to hold of record or beneficially more than 5% of any class of voting securities of CompuDyne and by each director, each executive officer and by all directors and executive officers as a group.


                            Amount and
                            Nature of        Title
                            Beneficial        of           Percentage of
  Name and Address (1)      Ownership        Class         Class Owned
-------------------------   ------------  --------------   -------------

Pacholder Associates, Inc.  412,660(2)    Common Stock        9.5%
8044 Montgomery Road
Suite 382
Cincinnati, Ohio 45236

Miles P. Jennings, Jr.      144,300       Common Stock         3.3%

Martin A. Roenigk           945,345(3)    Series D Prefer-
                                            ence Stock            75.0%
                           1,895,345(4)    Common Stock         43.6%

Alan Markowitz              315,115(3)    Series D Prefer-
                                            ence Stock            25.0%
                             565,465(4)(5) Common Stock         13.0%

Philip Blackmon             110,250(6)    Common Stock         2.5%

David W. Clark, Jr.          17,016(5)    Common Stock          *

Millard H. Pryor, Jr.        17,017(5)    Common Stock          *

J. Kevin Robison              None
William C. Rock               None

All Directors and Executive
 Officers as a group
 (7 persons)              1,260,460       Series D Prefer-
                                           ence Stock            100%
                          2,605,093       Common Stock          59.9%

* less than one percent
-----------------------

(1) With the exception of Pacholder Associates, Inc., the address of each person listed in the table above is CompuDyne Corporation, 120 Union Street, Willimantic, Connecticut 06226.

(2) By agreement dated as of April 15, 1996, between Corcap, Inc., ("Corcap") owned 308,881 shares of the Company's Common Stock, and the Pension Benefit Guaranty Corporation (the "PBGC"), Corcap agreed to transfer 412,660 shares of CompuDyne Common Stock to the PBGC in full satisfaction of claims arising under the Employee Retirement Income Security Act of 1974, as amended, with the termination of Corcap Pension Plans 1A and 6B (the "Plans). Of the 412,660 shares, Corcap had previously transferred 224,000 shares to the Trustee of the Plans. Such 224,000 shares and the remaining 188,660 shares were transferred to the PBGC on May 15, 1996. On October 1, 1996 and February 27, 1997, the PBGC transferred the 224,000 and 188,660 shares, respectively, to Pacholder Associates, Inc., an investment advisor to the PBGC.

(3) Issued in exchange for all of Mr. Roenigk's and Mr. Markowitz's shares of capital stock of MicroAssembly Systems, Inc., in accordance with the terms and conditions as set forth under the August 21, 1995 Stock Purchase Agreement among CompuDyne, MicroAssembly, Martin Roenigk and
Alan Markowitz. The Series D Preference Stock is convertible into Common Stock at any time on a share for share basis.

(4) Assumes full conversion of all shares of Series D Preference Stock which is convertible into Common Stock at any time on a share for share basis. Mr. Roenigk holds 945,345 shares of Series D Preference Stock and Mr. Markowitz holds 315,115 shares of Series D Preference Stock. Also includes 300,000 and 100,000 shares of Common Stock converted by Mr. Roenigk and Mr. Markowitz, respectively, on July 12, 1996 pursuant to the Senior Convertible Promissory Notes, dated August 21, 1995, of CompuDyne (the "Convertible Notes"). See "Certain Relationships and Related Transactions" for a description of the Convertible Notes. Also includes 450,000 shares and 150,000 shares purchased by Mr. Roenigk and Mr. Markowitz, respectively, in connection with the Shorrock acquisition.
See "Certain Relationship and Related Transactions" for a description of the acquisition. Also assumes exercise of non-qualified stock options granted to Mr. Roenigk for 200,000 shares of CompuDyne Common Stock at an exercise price of $1.50 per share. Such options are immediately exercisable and expire on August 21, 2005. See "Certain Relationships and Related Transactions."

(5) Includes an option to purchase 350 shares each, an aggregate of 1,050 shares, of CompuDyne Common Stock granted to Messrs. Markowitz, Clark and Pryor under the 1996 Stock Option Plan for Non-Employee Directors at an exercise price of $1.81 per share. Such options are immediately exercisable and will expire, unless exercised, on February 1, 2006.

(6)See Note 2 to the Summary Compensation Table.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
----------------------------------------------

On August 21, 1995 CompuDyne entered into and consummated a Stock Purchase Agreement by and among it, Martin A. Roenigk and Alan Markowitz (Messrs. Roenigk and Markowitz are, collectively, the "Sellers") and MicroAssembly Systems, Inc. ("MicroAssembly"), pursuant to which CompuDyne issued to the Sellers 1,260,460 shares of its Series D Preference Stock in exchange for all of the Sellers' shares of capital stock in MicroAssembly, which shares represented all of MicroAssembly's issued and outstanding capital stock. The issuance by CompuDyne of the Series D Preference Stock, together with the issuance of certain Convertible Notes, as defined below, and certain options to purchase CompuDyne Common Stock, all as described below and in accordance with the terms of the Stock Purchase Agreement, are referred to as the "Transaction." As a result of the Transaction, MicroAssembly is a wholly owned subsidiary of CompuDyne. Of the 1,260,460 shares of Series D Preference Stock issued, 945,345 shares were issued to Mr. Roenigk and 315,115 shares were issued to Mr. Markowitz. The Series D Preference Stock is convertible to Common Stock on a share for share basis at any time prior to redemption by CompuDyne. Pursuant to the terms of the Series D Preference Stock, the holders thereof have rights to vote on a share for share basis with CompuDyne's Common Stock on all corporate issues other than the election of directors. For the election of directors, each share of Series D Preference Stock was entitled to 1/3.08 of a vote as compared with the Corporation's Common Stock, which is entitled to one vote per share. Pursuant to the terms of the Series D Preference Stock, each share of Series D Preference Stock would be entitled to one vote per share with respect to the election of directors, effective as of August 1, 1996, unless the Board of Directors of the Corporation, in its sole and absolute discretion, approved a resolution prior to such date prohibiting such change in voting rights, in which case each share of Series D Preference Stock would continue to have 1/3.08 vote per share. The Board of Directors of the Corporation did not approve such a resolution prior to such date. Consequently, each share of Series D Preference Stock now has one vote with respect to the election of directors. Each share of Series D Preference Stock carries an annual aggregate dividend equal to the lower of: (a) sixty percent (60%) of MicroAssembly's after-tax net income in the previous calendar year, on an unconsolidated basis with CompuDyne, divided by 1,260,460, or (b) eight percent (8%) of the Redemption Value of $1.50 per share of the Series D Preference Stock, provided, however, that the dividend rate for the first dividend payment date only was adjusted for the period of 1995 that MicroAssembly was not a wholly owned subsidiary of CompuDyne. Dividends may be paid on the Series D Preference Stock, at the Corporation's option, in cash, CompuDyne Common Stock, or a combination thereof, based upon the average closing price of CompuDyne's Common Stock for the prior 30 trading days. No dividends were earned on the Series D Preference Stock for the fiscal years ended December 31, 1995 and December 31, 1996.

Beginning on August 21 in the year 2000, the Corporation may, at its option, redeem all or any part of the Series D Preference Stock for a price of $1.80 per share, that being one hundred twenty percent (120%) of the Redemption Value, plus accrued and unpaid dividends. The Series D Preference Stock provides that beginning on August 31, 2006, and on that date in each of the four succeeding years, the Corporation shall redeem 252,092 shares of Series D Preference Stock, or such lesser number as may be issued and outstanding, for their $1.50 per share Redemption Value. On March 29, 1996, Messrs. Roenigk and Markowitz, as the holders of the Series D Preference Stock, waived their rights to mandatory redemption by the Corporation.

As part of the Transaction, in return for $400,000 paid by the Sellers to CompuDyne at the closing, CompuDyne issued to the Sellers Senior Convertible Promissory Notes (the "Convertible Notes") in the aggregate principal amount of $400,000, which Convertible Notes are convertible, prior to redemption by CompuDyne, into CompuDyne Common Stock at a conversion rate of $1.50 per share of Common Stock, or 266,667 shares of Common Stock if the entire principal amount of the Convertible Notes is converted. Of the $400,000 principal amount of Notes issued, $300,000 principal amount of the Convertible Notes was issued to Mr. Roenigk, and $100,000 principal amount of the Convertible Notes was issued to Mr. Markowitz. As described in a report filed by the Sellers with the Securities and Exchange Commission and with the Corporation pursuant to
Section 13(d) of the Securities Exchange Act of 1934, the source of the Sellers' $400,000 investment in the Corporation was personal funds. The Convertible Notes accrue interest at the rate of two percent above the variable annual rate published in THE WALL STREET JOURNAL as the "Prime Rate." Under the terms of the Convertible Notes, interest is due quarterly in arrears, commencing October 1, 1995, at prime plus 2% with principal due August 21, 2005. The Convertible Notes are senior obligations of CompuDyne. On October 1, 1995, January 1, 1996 and April 1, 1996, the Corporation accrued an aggregate of $4,777, $15,867 and $26,707, respectively, to the holders of the Convertible Notes.

On May 23, 1996, the CompuDyne Board of Directors approved an amendment to the Convertible Notes that reduced the conversion price to $1.00 per share based upon the price of CompuDyne Common Stock at the time, the restricted nature of the stock issued upon conversion, the market for CompuDyne Common Stock existing at the time, an evaluation of CompuDyne's balance sheet and the need to strengthen CompuDyne's balance sheet in view of the proposed acquisition of Shorrock Electronic Systems, Inc., ("Shorrock") (now SecurSystems).

In July 1996, prior to the acquisition of Shorrock, Messrs. Roenigk and Markowitz, as the holders of the Convertible Notes, converted the Notes into 400,000 shares of Common Stock. Interest payments of $29,436 and $9,822 were paid to Mr. Roenigk and Mr. Markowitz, respectively, on the day of conversion. Messrs. Roenigk and Markowitz also purchased 450,000 and 150,000 additional shares of Common Stock, respectively, for $1.00 per share, or an aggregate of $600,000. This financing and conversion, which was completed on July 12, 1996, added $1 million to the Corporation's equity, reduced interest charges, provided the cash required to make the Shorrock acquisition and provided working capital for SecurSystems operations.

As a further part of the August 21, 1995 MicroAssembly transaction, Norman Silberdick, the Corporation's Chairman, President and Chief Executive Officer, resigned as such and as a director of the Corporation. The Corporation's Board of Directors elected Mr. Roenigk to fill Mr. Silberdick's seat on the Board of Directors, and to become its Chairman, President and Chief Executive Officer. In recognition of Mr. Roenigk's position as Chairman, President and CEO, the Corporation issued to him options (the "Roenigk Options") to purchase up to 200,000 shares of the Corporation's Common Stock for $1.50 per share. The Roenigk Options expire in ten (10) years.

Prior to the MicroAssembly Transaction, the Sellers held no voting shares of CompuDyne. At December 31, 1996, the Sellers held 2,260,460 shares of CompuDyne's voting stock (including the Series D Preference Stock), or approximately 55.0% of the voting power of issued and outstanding shares or 54.8% on a fully diluted bases.

The Sellers have, in their filing with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities and Exchange Act of 1934, disclaimed any arrangements or understandings among themselves or their associates with respect to the future election of the Corporation's directors or other matters in connection with the operation and management of the Corporation.

On November 12, 1992, the CompuDyne Board authorized the issuance of shares of CompuDyne Common Stock to Mr. Blackmon, President of Quanta and a director of the Corporation, and other key employees of CompuDyne and Quanta at $.40 per share, the fair market value at such time. See Note 3 to the Summary Compensation Table under "Executive Compensation and Other Transactions with Management."

On December 9, 1995 the Compensation and Stock Option Committee granted a Restricted Stock Award of 58,210 shares of CompuDyne Common Stock to Mr. Blackmon and other key employees of Quanta Systems as a partial bonus for services rendered in 1994. The value of the stock at the time of the award was $1.625 per share, for an aggregate value of $95,000. The second part of the bonus was distributed in cash, in an aggregate amount of $40,000. See Note 3 to the Summary Compensation Table under "Executive Compensation and Other Transactions With Management."

On July 11, 1996 the Compensation and Stock Option Committee granted options for 121,000 shares of CompuDyne Common Stock to J. Kevin Robison, William C. Rock and key employees of the newly acquired company, SecurSystems, and to a key employee of Data Control Systems, in accordance with the terms and conditions of the 1996 Stock Incentive Compensation Plan for Employees at a price of $1.625 per share (the fair market value of such shares at the date of grant). Of the 121,000 shares granted 40,000 shares and 20,000 shares were awarded to Messrs. Robison and Rock, respectively.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
--------------------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers, and persons who own more than 10% of the Corporation's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation on Forms 3, 4 and 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Corporation with copies of all Forms 3, 4, and 5 they file.


On September 18, 1996, Alan Markowitz, Director of the Corporation, was awarded an option to purchase 350 shares of CompuDyne Common Stock at a price of $1.625 per share (100% of the fair market value on the date of grant). A Form 5 was not filed within the required filing requirement date, but was subsequently filed on April 3, 1997.

Based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 1996, the Corporation believes all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with, with the exception disclosed above.


            RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
            ---------------------------------------------------
                              (Proposal No.2)

On January 28, 1997, the Board of Directors approved the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for the year ending December 31, 1997 subject to ratification of such appointment by the shareholders. On January 2, 1996, Deloitte & Touche LLP replaced Coopers & Lybrand who had acted as the independent auditors of the Corporation since June, 1988.

Coopers & Lybrand was dismissed on recommendation of the Audit Committee and approved by the Board of Directors on February 2, 1996 because the estimate given by Deloitte & Touche LLP for their annual fees and expenses was considerably lower than that given by Coopers & Lybrand. Coopers & Lybrands' reports for the fiscal years ended December 31, 1993 and 1994 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. Prior to such dismissal, there had been no disagreements between the Corporation and Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Coopers & Lybrand, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Deloitte & Touche LLP, independent certified public accountants, to audit the books and accounts of the Corporation for year ending December 31, 1997. Representatives of Deloitte & Touche will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR Proposal No. 2.


                                 OTHER MATTERS
                                 -------------

The Board of Directors does not intend to bring any other matter before the meeting, and does not know of any other matter which anyone else proposes to present for action at the meeting. However, if any other matters properly come before such meeting, or any adjournment thereof, the persons named in the accompanying form of proxy or their duly constituted substitutes acting at the meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.







                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING
                  ---------------------------------------------

Shareholder proposals for the 1998 Annual Meeting of Shareholders must be received at the principal executive offices of the Corporation, 120 Union Street, Willimantic, CT 06226, no later than December 19, 1997 for inclusion in the 1998 Proxy Statement and form of proxy.

Shareholders are requested by the Board of Directors to execute and deliver the enclosed proxy.

-------------------------------------------------------------------------
                                                    APPENDIX



                                 REVOCABLE PROXY
                               COMPUDYNE CORPORATION
         This Proxy Is Solicited on Behalf of the Board of Directors


The undersigned holder of Common Stock of COMPUDYNE CORPORATION hereby appoints Philip M. Blackmon and Millard H. Pryor, Jr., and each of them, proxies to represent the undersigned with full power of substitution, as attorneys and proxies for the undersigned to appear and vote all of the shares of Common Stock of CompuDyne Corporation (the "Company") standing on the books of the Company in the name of the undersigned at the 1997 Annual Meeting of Shareholders of CompuDyne Corporation, to be held at the Corporation's wholly owned subsidiary, Quanta SecurSystems, Inc., 7255 Standard Drive, Hanover, Maryland on May 21, 1997 at 2:30 p.m. (E.D.T.), and at any adjournments of said Annual Meeting. A majority of such said attorneys and proxies as shall be present and voting (or if only one shall be present and voting, then that one) in person or by substitute or substitutes at said meeting or any adjournment thereof, shall have and may exercise all of the powers of such said attorneys and proxies hereunder. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement dated April 18, 1997 and instructs its attorneys and proxies to vote as set forth on this Proxy. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person:

1.  ELECTION OF DIRECTORS
    ---------------------
    Election of two directors to serve until the 2000 Annual Meeting of Shareholders.

    ....   FOR

    ....   HOLD

    ....   FOR ALL EXCEPT

Nominees for three-year term:   Millard H. Pryor, Jr.
                                Miles P. Jennings, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the box "For All Except" and write the nominee's name in the space provided below.


------------------------------------------------------------------------


2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

 ....FOR    ....AGAINST    ....ABSTAIN


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment thereof.

The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting or any adjournment thereof and voting in person.

The shares represented by this Proxy will be voted as specified. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN FAVOR OF EACH OF THE SPECIFIED NOMINEES IN PROPOSAL NO. 1, IN FAVOR OF PROPOSAL NO. 2, AND IN THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS. HOWEVER, THIS PROXY CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED TO THE COMPANY IN ORDER TO HAVE YOUR SHARES VOTED. IF YOU DO NOT RETURN THIS CARD, YOUR SHARES WILL NOT BE REPRESENTED.

Please be sure to sign and date this Proxy in the box below Date.......


 .........Stockholder sign above.....Co-Holder (if any) sign above.......
------------------------------------------------------------------------


Detach above card, sign, date and mail in postage paid envelope provided

                            COMPUDYNE CORPORATION

Please sign exactly as your name(s) appear(s) on this Proxy.  When signing
as attorney, executor, administrator, trustee,    guardian, custodian,
or the like, give title as such. If the signer is a corporation, sign in the corporate name by a duly authorized officer.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE AND MAIL YOUR PROXY CARD TODAY